Exhibit (a)(1)(D)

Offer to Purchase for Cash

20.0% of the Issued and Outstanding Common Shares

of

AVOLON HOLDINGS LIMITED

at

$26.00 Per Common Share

Pursuant to the Offer to Purchase Dated July 31, 2015

by

GLOBAL AVIATION LEASING CO., LTD.,

an indirect wholly-owned subsidiary of

BOHAI LEASING CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF AUGUST 27, 2015, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated July 31, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the offer by Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”) and an indirect wholly-owned subsidiary of Bohai Leasing Co., Ltd. (“Parent”), to purchase a number of common shares, par value $0.000004 per share (the “Shares”), of Avolon Holdings Limited, a Cayman Islands exempted company (the “Company”), equal to 20% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer, rounded up to the nearest whole Share, at a price of $26.00 per Share in cash, without interest thereon, less any required tax withholding.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $26.00 per Share, in cash, without interest thereon, less any required tax withholding, upon the terms and subject to the conditions of the Offer.

2.

The Offer is being made for a number of Shares equal to 20% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer, rounded up to the nearest whole Share. If more than 20.0% of the Shares issued and outstanding as of immediately prior to the expiration time of the Offer are validly tendered and not properly withdrawn prior to the expiration of the Offer, Offeror will accept for payment and pay for Shares on a pro rata basis, adjusted by rounding to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares. The proration factor will equal a number of Shares equal to 20.0% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer, rounded up to the nearest whole Share, divided by the number of Shares that were validly tendered and not withdrawn (with any resulting fractional

Shares rounded to the nearest whole Share). Because of the proration provisions described above, Offeror may not purchase all of the Shares that you tender. See Section 1 — “Terms of the Offer; Expiration; Proration” of the Offer to Purchase. If proration of tendered Shares is required, Offeror does not expect to announce the final results of proration or pay for any Shares until up to five trading days after the expiration time of the Offer. All Shares not accepted for payment will be returned to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of August 27, 2015, unless the Offer is extended.

4.	The Offer is not conditioned upon the receipt of financing. The Offer is, however, conditioned upon the various conditions described in Section 14 of the Offer to Purchase.

5.	The Offer is being made pursuant to an Investment and Tender Offer Agreement, dated as of July 14, 2015, by and among the Company, Parent and Offeror (the “Investment Agreement”). Concurrently with the execution of the Investment Agreement on July 14, 2015, Offeror and the Company’s private equity shareholders (the “Sponsors”) and their syndicatees that acquired Shares directly or indirectly from one or more of the Sponsors or through the assumption of such Sponsors’ equity commitment to the Company (the “Syndicatees”) entered into an Agreement to Tender, pursuant to which the Sponsors and their Syndicatees agreed, among other things, to accept the Offer in respect of, and tender at or prior to the expiration time of the Offer, in the aggregate, 16,485,722 Shares, representing, in the aggregate, 20.0% of the total Shares outstanding as of July 1, 2015 (based on the Company’s representation in the Investment Agreement that there were 82,428,607 Shares issued and outstanding as of July 1, 2015). The Company is currently party to a Shareholders’ Agreement dated as of December 17, 2014 (the “Existing Shareholders’ Agreement”) among the Company and the Sponsors and their Syndicatees. Upon consummation of the Offer, the Company and Offeror and the Sponsors and their Syndicatees will execute an Amended and Restated Shareholders’ Agreement of the Company, which will replace the Existing Shareholders’ Agreement and govern certain rights and obligations of the Company and Offeror and the Sponsors and their Syndicatees as holders of Shares.

6.	On July 10, 2015, the Company’s board of directors unanimously approved the Investment Agreement and the A/R Shareholders’ Agreement negotiated among the parties and the transactions contemplated thereby, including the Offer. The Company’s board of directors is expressing no opinion to the Company’s shareholders and is remaining neutral with respect to the Offer. Accordingly, the Company’s board of directors has not made a determination as to whether the Offer is fair to, or in the best interests of, the Company’s shareholders and is not making a recommendation regarding whether the Company’s shareholders should participate in the Offer. The Company has urged each shareholder to make his, her or its own decision regarding the Offer, including, among other things, the adequacy of the offer price, based on all of the available information and in light of the shareholder’s own investment objectives, the shareholder’s view with respect to the Company’s prospects and outlook, the matters considered by the Company’s board of directors, as noted in the Schedule 14D-9 filed by the Company on July 31, 2015, and any other factors that the shareholder deems relevant to his, her or its investment decision.

7.	Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

8.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC, the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The distribution of the Offer to Purchase and any separate documentation related to the Offer and the making of the Offer may, in some jurisdictions, be restricted. The Offer to Purchase and any separate documentation related to the Offer do not constitute an offer to buy or a solicitation of an offer to sell Shares under circumstances in which the Offer is unlawful. Without limiting the foregoing, the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Persons who come into possession of the Offer to Purchase or other separate documentation relating to this Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the applicable securities laws of that jurisdiction. None of Offeror or Parent, or any of their respective officers, directors, employees, advisors, affiliates or agents, assume any responsibility for any violation by any person of any of these restrictions. Any holder of Shares who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

INSTRUCTIONS

with respect to the Offer to Purchase for Cash

20.0% of the Issued and Outstanding Common Shares

of

AVOLON HOLDINGS LIMITED

at

$26.00 Per Common Share

Pursuant to the Offer to Purchase Dated July 31, 2015

by

GLOBAL AVIATION LEASING CO., LTD.,

an indirect wholly-owned subsidiary of

BOHAI LEASING CO., LTD.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated July 31, 2015, and the related Letter of Transmittal (which, together with any amendments and supplements thereto,, collectively constitute the “Offer”), in connection with the offer by Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”) and an indirect wholly-owned subsidiary of Bohai Leasing Co., Ltd., to purchase a number of common shares, par value $0.000004 per share (the “Shares”), of Avolon Holdings Limited equal to 20.0% of the issued and outstanding Shares as of immediately prior to the expiration time of the Offer, rounded up to the nearest whole Share.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares:

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                  ,         2015

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s):

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):